Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 22, 2013	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended August 3, 2013 was $25.1 million, or $0.53 per share ($0.52 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended August 3, 2013 increased 7.9 percent to $232.5 million from net sales of $215.5 million for the prior year 13-week fiscal quarter ended July 28, 2012. Comparable store net sales for the 13-week period ended August 3, 2013 increased 3.2 percent from comparable store net sales for the prior year 13-week period ended August 4, 2012. Online sales (which are not included in comparable store sales) increased 5.3 percent to $16.8 million for the 13-week period ended August 3, 2013, compared to net sales of $16.0 million for the 13-week period ended July 28, 2012.

Net sales for the 26-week fiscal period ended August 3, 2013 increased 4.8 percent to $502.2 million from net sales of $479.2 million for the prior year 26-week fiscal period ended July 28, 2012. Comparable store net sales year-to-date for the 26-week period ended August 3, 2013 increased 2.2 percent from comparable store net sales for the prior year 26-week period ended August 4, 2012. Online sales (which are not included in comparable store sales) increased 5.7 percent to $37.7 million for the 26-week period ended August 3, 2013, compared to net sales of $35.7 million for the 26-week period ended July 28, 2012.

Due to the 53rd week in fiscal 2012, comparable store net sales for the quarter and year-to-date periods are compared to the 13-week and 26-week periods ended August 4, 2012.

Net income for the second quarter of fiscal 2013 was $25.1 million, or $0.53 per share ($0.52 per share on a diluted basis), compared with $23.2 million, or $0.49 per share ($0.49 per share on a diluted basis) for the second quarter of fiscal 2012.

Net income for the 26-week fiscal period ended August 3, 2013 was $62.7 million, or $1.31 per share ($1.31 per share on a diluted basis), compared with $61.0 million, or $1.29 per share ($1.28 per share on a diluted basis) for the 26-week fiscal period ended July 28, 2012.

Management will hold a conference call at 11:00 a.m. EDT today to discuss results for the quarter. To participate in the call, please call (800) 553-0326 and reference the conference code 300050. A replay of the call will be available for a two-week period beginning August 22, 2013 at 1:00 p.m. EDT by calling (800) 475-6701 and entering the conference code 300050.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company's exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 452 retail stores in 43 states. As of the end of the fiscal quarter, it operated 452 stores in 43 states compared with 439 stores in 43 states at the end of the second quarter of fiscal 2012.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012

SALES, Net of returns and allowances	$232,529	$215,483	$502,241	$479,245

COST OF SALES (Including buying, distribution, and occupancy costs)	138,042	128,980	290,747	278,547

Gross profit	94,487	86,503	211,494	200,698

OPERATING EXPENSES:
Selling	44,944	41,491	92,234	87,761
General and administrative	10,140	8,622	20,600	18,525
	55,084	50,113	112,834	106,286

INCOME FROM OPERATIONS	39,403	36,390	98,660	94,412

OTHER INCOME, Net	507	361	857	2,173

INCOME BEFORE INCOME TAXES	39,910	36,751	99,517	96,585

PROVISION FOR INCOME TAXES	14,766	13,528	36,821	35,553

NET INCOME	$25,144	$23,223	$62,696	$61,032

EARNINGS PER SHARE:
Basic	$0.53	$0.49	$1.31	$1.29

Diluted	$0.52	$0.49	$1.31	$1.28

Basic weighted average shares	47,705	47,343	47,701	47,281
Diluted weighted average shares	47,961	47,662	47,947	47,630

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	August 3, 2013	February 2, 2013(1)	July 28, 2012

CURRENT ASSETS:
Cash and cash equivalents	$103,054	$117,608	$166,020
Short-term investments	25,711	26,414	31,720
Receivables	6,885	3,470	7,724
Inventory	133,550	103,853	124,506
Prepaid expenses and other assets	27,623	25,528	17,177
Total current assets	296,823	276,873	347,147

PROPERTY AND EQUIPMENT	389,945	373,286	374,076
Less accumulated depreciation and amortization	(223,095)	(210,183)	(200,802)
	166,850	163,103	173,274

LONG-TERM INVESTMENTS	39,501	35,735	35,663
OTHER ASSETS	2,194	2,263	2,323

	$505,368	$477,974	$558,407

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$56,522	$34,124	$44,648
Accrued employee compensation	20,688	42,183	16,963
Accrued store operating expenses	10,980	10,121	9,067
Gift certificates redeemable	15,968	22,221	13,877
Income taxes payable	1,433	20,307	—
Total current liabilities	105,591	128,956	84,555

DEFERRED COMPENSATION	12,303	10,600	9,823
DEFERRED RENT LIABILITY	38,096	36,947	37,707
OTHER LIABILITIES	10,926	11,822	12,681
Total liabilities	166,916	188,325	144,766

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 48,326,124 shares at August 3, 2013, 48,059,269 shares at February 2, 2013, and 47,921,197 shares at July 28, 2012	483	481	479
Additional paid-in capital	122,664	117,391	108,947
Retained earnings	216,077	172,711	304,903
Accumulated other comprehensive loss	(772)	(934)	(688)
Total stockholders’ equity	338,452	289,649	413,641

	$505,368	$477,974	$558,407

(1) Derived from audited financial statements.